Global Equity 10f3 Transaction

	Security Purchased <>C	Comparison Security    	Comparison Security
Issuer	Reliant Resources	Southern Energy	H Power
Underwriters	Goldman, CSFB, BofA, DBAB, Merrill, UBS	MSDW, Goldman, CSFB, BofA, JPMorgan, Lehman, Salomon Smith Barney	Lehman, CIBC, DBAB
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Is the affiliate a manager or co-manager of offering?	yes	no	Yes
Name of underwriter or dealer from which purchased	Goldman	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	4/30/2001	9/26/2000	8/9/2000

Total amount of offering sold to QIBs	$ -	$ -	$ -
Total amount of any concurrent public offering	$ 1,560,000,000	$ 1,276,000	$ 112,000,000
Total	$ 1,560,000,000	$ 1,276,000	$ 112,000,000

Public offering price	$ 30.00	$ 22.00	$ 16.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.90 (3%)	$ 0.63 (2.86%)	$ 0.68 (4.25%)

Shares purchased	601	n/a	n/a
Amount of purchase	$ 18,030	n/a	n/a

% of offering purchased by fund	0.00%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.00%	n/a	n/a